Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
Tim Benson
Factory Card & Party Outlet Corp.
(630) 579-2231
tbenson@factorycard.com

FACTORY CARD & PARTY OUTLET CORP.

ANNOUNCES SALES FOR FISCAL JUNE 2004

NAPERVILLE, IL (July 8, 2004) – Factory Card & Party Outlet Corp. (FCPO) announced today that total sales for the five-week period ended July 3, 2004 increased 8.3 percent, compared with the five-week period ended July 5, 2003. Comparable store sales for the same period increased 4.3 percent.

“We are pleased with our performance during the important graduation selling season and customer response to our expanded luau offering,” said Gary W. Rada, President & Chief Executive Officer. He added, “the June comparison also benefited as the sales on July 4, 2004 will be reflected in the fiscal July 2004 results.”

	Fiscal Period Ended		Percent Change
(dollars in millions)	July 3, 2004	July 5, 2003	Total Sales	Comparable Sales
For the five weeks ended	$23.9	$22.1	8.3%	4.3%
For the 22 weeks ended	$104.2	$99.5	4.7%	1.6%

Factory Card & Party Outlet, (www.factorycard.com) based in Naperville, Illinois, currently operates 180 Company-owned retail stores in 20 states, offering an extensive assortment of party supplies, greeting cards, gift-wrap, and other special occasion merchandise at everyday value prices.

Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, year-end adjustments and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements express or implied by such forward-looking statements.

In general, the results, performance or achievements of the Company and its stores and the value of the Company’s common stock are dependent upon a number of factors including, without limitation, the dependence on key personnel; competition, ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; ability to meet future capital needs; governmental regulations; and other factors both referenced and not referenced in the Company’s filings with the Securities and Exchange Commission.

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